NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES 2012 THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 11, 2012) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported 2012 third quarter operating profit of $4,012,000 on total revenue of $12,547,000, as compared to 2011 third quarter operating profit of $86,000 on total revenue of $8,013,000. For the 2012 nine month period, Griffin reported operating profit of $2,682,000 on total revenue of $29,894,000, as compared to an operating loss of ($2,695,000) on total revenue of $26,302,000 for the 2011 nine month period. Net income for the 2012 nine month period, which includes the operating results and a gain on sale of Griffin’s discontinued operation, was $1,992,000 as compared to a net loss, including the operating results of the discontinued operation, of ($3,186,000) for the 2011 nine month period. Griffin’s discontinued operation reflects a fully-leased 308,000 square foot warehouse building in Manchester, Connecticut (the “Manchester Warehouse”) that was sold in the 2012 first quarter (see below).

Griffin’s 2012 third quarter and 2012 nine month period operating profit were higher than the operating results in the comparable 2011 periods due principally to significantly higher operating profit at Griffin Land, Griffin’s real estate business, that was principally due to a land sale (see below), and improved operating results at Imperial Nurseries, Inc. (“Imperial”), Griffin’s landscape nursery business, partially offset by higher general corporate expense.

The significantly higher operating profit at Griffin Land was principally due to the gain on the sale of approximately 93 acres of undeveloped land in New England Tradeport (“Tradeport”), Griffin Land’s industrial park in Windsor and East Granby, Connecticut that was sold for cash of $7,000,000 on July 6, 2012.  Because Griffin Land is required to construct a sewer line to service the property that was sold, this transaction is being accounted for using the percentage of completion method.  Accordingly, in the 2012 third quarter and 2012 nine month period, Griffin Land recognized revenue of approximately $5,400,000 and a gain of approximately $4,600,000 on this transaction.  The balance of the revenue and gain will be recognized as costs to complete the sewer line are incurred.  The total gain on sale, after all revenue and costs are recognized, is expected to be approximately $6,000,000.  At the closing of this transaction, the proceeds were placed in escrow for the potential purchase of a replacement property under a Section 1031 like-kind exchange for income tax purposes.  If a replacement property is not acquired in accordance with the Section 1031 regulations, the proceeds would be returned to Griffin.  As previously reported, on September 21, 2012, Griffin Land entered into a contract to acquire approximately 49 acres of undeveloped land in the Lehigh Valley of Pennsylvania which would be the replacement property for the Tradeport land that was sold.  Completion of this acquisition is subject to the satisfactory completion of due diligence to be performed, and Griffin Land’s satisfaction that it expects to obtain approvals for its planned development of this land.  There is no guarantee that this potential acquisition will be completed under its current terms, or at all.

Profit from Griffin Land’s leasing operations was slightly lower in the 2012 third quarter as compared to the 2011 third quarter, due to slightly lower rental revenue.  The 2011 third quarter included approximately $100,000 of rental revenue from an early lease termination.  There was no such revenue in the 2012 third quarter.  Griffin Land had higher profit from its leasing operations in the 2012 nine month period as compared to the 2011 nine month period principally due to lower building operating expenses (principally lower snow removal expenses) mainly due to the relatively mild winter weather in the current year as compared to the more severe winter weather in 2011.  In fiscal 2012, through the end of the third quarter, the amount of new space leased by Griffin Land essentially equaled the amount of space that became vacant as leases expired. Subsequent to the end of the 2012 third quarter, Griffin Land entered into a new three-year lease for approximately 127,000 square feet of industrial space.  Also, as of the end of the 2012 third quarter, construction of Griffin Land’s new 228,000 square foot industrial building in the Lehigh Valley, built on speculation, was complete and the building is ready for tenant work.  Although there has been interest by prospective tenants for this new facility, there currently are no lease agreements in place.

Operating results at Imperial improved in the 2012 third quarter and 2012 nine month period over the comparable 2011 periods principally due to the effect of improved pricing and lower charges for unsaleable inventories in the current year periods versus the comparable 2011 periods.  Partially offsetting these items was the effect of lower sales volume in the 2012 third quarter and 2012 nine month period versus the comparable 2011 periods.

Griffin reported income from continuing operations of $1,882,000 and basic and diluted income from continuing operations per share of $0.37 for the 2012 third quarter as compared to a loss from continuing operations of ($568,000) and a basic and diluted loss from continuing operations per share of ($0.11) for the 2011 third quarter.  For the 2012 nine month period, Griffin reported income from continuing operations of $345,000 and basic and diluted income from continuing operations per share of $0.07, as compared to a loss from continuing operations of ($3,600,000) and a basic and diluted loss from continuing operations per share of ($0.70) for the 2011 nine month period.

The increase in Griffin’s income from continuing operations in the 2012 third quarter and 2012 nine month period over the comparable 2011 periods principally reflects the increased operating results discussed above and lower interest expense in the current year periods.  The lower interest expense in the 2012 third quarter and 2012 nine month period versus the comparable 2011 periods reflects a portion of Griffin’s interest payments being capitalized in the current year, principally related to Griffin Land’s new Lehigh Valley industrial building that was built this year.  There was no interest capitalized in the 2011 nine month period.  In addition, the 2012 nine month period reflects an increase in investment income of approximately $400,000 over the 2011 nine month period due to dividend income from Shemin Nurseries Holding Corp. received in the 2012 first quarter.

In the 2012 nine month period, Griffin reported income from its discontinued operation, net of tax (including the gain on sale), of $1,647,000 and basic and diluted income from discontinued operation per share of $0.32.  In the 2011 third quarter and 2011 nine month period, Griffin reported income from its discontinued operation, net of tax, of $140,000 and $414,000, respectively, and basic and diluted income from discontinued operation per share of $0.03 and $0.08, respectively.  In all periods presented, Griffin’s discontinued operation reflects the results from leasing the Manchester Warehouse that was sold on January 31, 2012 to the tenant in that facility.  The sale of the Manchester Warehouse generated net cash proceeds, after expenses, of approximately $15,500,000, and resulted in a pretax gain of approximately $2,900,000, which is reflected in Griffin’s results from its discontinued operation for the 2012 nine month period.

Griffin reported 2012 third quarter net income of $1,882,000 and basic and diluted net income per share of $0.37, as compared to a net loss of ($428,000) and a basic and diluted net loss per share of ($0.08) in the 2011 third quarter.  For the 2012 nine month period, Griffin reported net income of $1,992,000 and basic and diluted net income per share of $0.39 as compared to a net loss of ($3,186,000) and a basic and diluted net loss per share of ($0.62) in the 2011 nine month period.

Griffin operates its real estate business, Griffin Land, and Imperial, its landscape nursery business. Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to the leasing of currently vacant space by Griffin Land, completion of land purchases currently under contract, completion of a Section 1031 like-kind exchange on the undeveloped Tradeport land that was sold on July 6, 2012 and other statements that are not historical facts. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 3, 2011. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Third Quarter Ended,				Nine Months Ended,
	Sept. 1, 2012		Aug. 27, 2011		Sept. 1, 2012		Aug. 27, 2011
Revenue:
Rental revenue and property sales	$9,866	(1)	$5,044	(1)	$18,755	(1)	$13,888	(1)
Landscape nursery net sales and other revenue	2,681		2,969		11,139		12,414
Total revenue	12,547		8,013		29,894		26,302

Operating profit (loss):
Real estate business	5,498	(1)	1,301	(1)	7,138	(1)	2,241	(1)
Landscape nursery business	(468)	(2)	(683)	(2)	(1,075)	(3)	(1,803)	(3)
General corporate expense	(1,018)		(532)		(3,381)		(3,133)
Total operating profit (loss)	4,012		86		2,682		(2,695)

Interest expense	(817)	(4)	(1,061)	(4)	(2,522)	(4)	(3,193)	(4)
Investment income	10		14		479		105
Income (loss) before taxes	3,205		(961)		639		(5,783)
Income tax (provision) benefit	(1,323)		393		(294)		2,183

Income (loss) from continuing operations	1,882		(568)		345		(3,600)

Discontinued operation, net of tax: (5)
Income from operations, net of tax	-		140		117		414
Gain on sale of warehouse, net of tax	-		-		1,530		-
Total discontinued operation, net of tax	-		140		1,647		414

Net income (loss)	$1,882		$(428)		$1,992		$(3,186)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.37		$(0.11)		$0.07		$(0.70)
Income from discontinued operation (5)	-		0.03		0.32		0.08
Basic net income (loss) per common share	$0.37		$(0.08)		$0.39		$(0.62)

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.37		$(0.11)		$0.07		$(0.70)
Income from discontinued operation (5)	-		0.03		0.32		0.08
Diluted net income (loss) per common share	$0.37		$(0.08)		$0.39		$(0.62)

Weighted average common shares outstanding
for computation of basic per share results	5,139		5,134		5,137		5,129

Weighted average common shares outstanding
for computation of diluted per share results	5,143		5,134		5,141		5,129

(1) Revenue and operating profit at Griffin Land were as follows:
	Third Quarter Ended,				Nine Months Ended,
	Sept. 1, 2012		Aug. 27, 2011		Sept. 1, 2012		Aug. 27, 2011

Revenue from leasing operations	$4,506		$4,644		$13,395		$13,488
Revenue from property sales	5,360		400		5,360		400
Total revenue at Griffin Land	$9,866		$5,044		$18,755		$13,888

Operating profit from leasing operations	$874		$953		$2,514		$1,893
Operating profit from property sales	4,624		348		4,624		348
Total operating profit at Griffin Land	$5,498		$1,301		$7,138		$2,241

Operating profit from leasing operations includes depreciation and amortization expense, principally related to real estate properties, of approximately $1.4 million in both the 2012 and 2011 third quarters and approximately $4.2 million and approximately $4.3 million in the 2012 and 2011 nine month periods, respectively.

(2) Includes charges in cost of goods sold of approximately $0.3 million in each period to increase inventory reserves for unsaleable plants and plants that will be sold below cost as seconds.

(3) Includes charges in cost of goods sold to increase inventory reserves for unsaleable plants and plants that will be sold below cost as seconds of approximately $0.3 million and approximately $0.7 million in the 2012 and 2011 nine month periods, respectively. Included in the charge to increase inventory reserves in the 2011 nine month period was approximately $0.3 million for plants that became unsaleable due to the collapse, caused by snow load, of some of the hoop houses in which the plants were stored during the 2011 winter. The 2011 nine month results for Imperial also included a $0.2 million gain from insurance recovery, reflecting the initial insurance proceeds received for the damaged hoop houses. The claim for the damaged hoop houses was settled in the 2011 fourth quarter when Griffin received additional insurance proceeds of approximately $0.3 million.

(4) Interest expense is primarily for mortgages on Griffin Land's rental properties. Interest expense in the 2012 third quarter and 2012 nine month period is net of capitalized interest of approximately $0.2 million and approximately $0.6 million, respectively.

(5) The discontinued operation reflects the results, net of tax, of Griffin Land's 308,000 square foot warehouse in Manchester, Connecticut that was sold to the tenant in that facility on January 31, 2012.